Exhibit 99.1

TSS, Inc. Announces Appointment of Industry Veteran Michael Fahy as an Independent Director to Its Board

ROUND ROCK, Texas / October 8, 2024 / TSS, Inc. (OTCQB: TSSI), a leading data center services company in the AI and high-performance computing infrastructure and services market, today announced the appointment of Mr. Michael Fahy as an independent member of the Company’s board of directors.

Michael Fahy is a senior supply chain executive leader with global operational and management experience. He has a proven track record of leading digital transformation and advancing new technology solutions, both organically and through acquisition, that deliver significant revenue growth, bottom line savings and improved cash flow. He currently serves as CEO and President of Neovia Logistics, a global contract logistics company, where he leads the organization with a focus on profitable growth, operational excellence and customer satisfaction. Prior to Neovia Logistics, he served as CEO of the Americas region at DB Schenker, an integrated transport and logistics services provider with a global network.

Darryll Dewan, CEO of TSS Inc., commented, “Mike has a proven track record of business development, sales and operational execution for global organizations. He has led teams that have created tremendous value for their shareholders. His perspective will be invaluable as we continue to execute our growth strategy and further scale our business. We look forward to the insights he will bring to TSS.”

Mike Fahy stated, “TSS is at the forefront of accelerating demand for AI and high-performance computing infrastructure. Having supported some of the largest and most advanced tech companies as my customers, I see that TSS’s capabilities can be tremendously beneficial. I am excited to join the board of directors and am confident we can grow TSS successfully.”

About TSS, Inc.

TSS specializes in simplifying the complex. The TSS mission is to streamline the integration and deployment of high-performance computing infrastructure and software, ensuring that end users quickly receive and efficiently utilize the necessary technology. Known for flexibility, the company builds, integrates, and deploys custom, high-volume solutions that empower data centers and catalyze the digital transformation of generative AI and other leading-edge technologies essential for modern computing, data, and business needs. TSS's reputation is built on passion and experience, quality, and fast time to value. As trusted partners of the world's leading data center technology providers, the company manages and deploys billions of dollars in technology each year. For more information, visit www.tssiusa.com.

Contacts:

Hayden IR	TSS, Inc.
James Carbonara (646-755-7412)	Danny Chism
Brett Maas (646-536-7331)	Chief Financial Officer
tssi@haydenir.com	(512) 310-4908
dchism@tssiusa.com

SOURCE: TSS, Inc.